Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES,

The following description of the securities of TPCO Holding Corp. (the “Company,” “we,” “us,” and “our”) is a summary and is not complete, may not contain all the information you should consider before investing in our securities and is qualified in its entirety by reference to our Notice of Articles and Articles (collectively, as amended, the “Articles”). The terms of these securities may also be affected by the Business Corporations Act (British Columbia) (the “Act”). All references to the “Company,” “we,” “us,” and “our” refer solely to TPCO Holding Corp. and do not include any subsidiary or affiliate of TPCO Holding Corp.

Capital Stock

Authorized Capital Stock

The Company is authorized to issue an unlimited number of common shares, no par value (the “Common Shares”). The Company also has an authorized class of proportionate voting shares (the “Proportionate Voting Shares”). On November 24, 2020, the Company announced it had entered into definitive transaction agreements to acquire all of the equity of each of CMG Partners, Inc. (“Caliva”) and Left Coast Ventures, Inc. (“LCV”), constituting the Company’s qualifying transaction (the “Qualifying Transaction”). Concurrently with closing of the Qualifying Transaction, the Company exercised its right under the articles to require that all Proportionate Voting Shares be automatically converted into Common Shares on the basis of one hundred (100) Common Shares for one (1) Proportionate Voting Share. As a result of exercising this mandatory conversion right, the Company is no longer entitled to issue any further Proportionate Voting Shares.

As of December 31, 2021, the Company had 97,065,092 issued and outstanding Common Shares.

Voting Rights

All holders of Common Shares are entitled to receive notice of any meeting of shareholders of the Company, and to attend, vote and speak at such meetings, except those meetings at which only holders of a specific class of shares are entitled to vote separately as a class under the BCBCA. A quorum for the transaction of business at a meeting of shareholders is present if shareholders who, together, hold not fewer than 25% of the votes attaching to the outstanding voting shares entitled to vote at the meeting are present in person or represented by proxy. On all matters upon which holders of Common Shares are entitled to vote, each Common Share is entitled to one vote per Common Share. Unless a different majority is required by law or the Articles, resolutions to be approved by holders of Common Shares require approval by a simple majority of the total number of votes of all Common Shares cast at a meeting of shareholders at which a quorum is present.

Dividend Rights

Holders of Common Shares are entitled to receive dividends out of the assets available for the payment or distribution of dividends at such times and in such amount and form as the board of directors of the company (the “Board”) may from time to time determine.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of Common Shares will be entitled to receive all of the Company’s assets remaining after payment of all debts and other liabilities on a pro rata basis.

Pre-emptive and Redemption Rights

Holders of Common Shares do not have any pre-emptive or redemption rights.

Compliance Provisions

The Articles facilitate compliance with applicable regulatory and/or licensing regulations. In particular, the Articles contain certain provisions (the “Compliance Provisions”), including a combination of certain remedies such as an automatic suspension of voting and/or dividend rights, a discretionary right to force a share transfer to a third party and/or a discretionary redemption right in favor of the Company, in each case to seek to ensure that the Company and its subsidiaries are able to comply with applicable regulatory and licensing regulations. The purpose of the Compliance Provisions is to provide the Company with a means of protecting itself from having a shareholder or a group of shareholders acting jointly or in concert, with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over) (“Owning or Controlling”), five percent (5%) or more of the issued and outstanding shares of the Company, or such other number as is determined by the Board from time to time, and: (i) who a governmental authority granting licenses to, or otherwise governing the operations of, the Company or its subsidiaries has determined to be unsuitable to own Common Shares; (ii) whose ownership of Common Shares may reasonably result in the loss, suspension or revocation (or similar action) with respect to any licenses or permits relating to the Company or its subsidiaries’ conduct of business (being the conduct of any activities relating to the cultivation, manufacturing and dispensing of cannabis and cannabis-derived products in the United States, which include the owning and operating of cannabis licenses) or in the Company being unable to obtain any new licenses or permits in the normal course, all as determined by the Board; or (iii) who have not been determined by the applicable regulatory authority to be an acceptable person or otherwise have not received the requisite consent of such regulatory authority to own the Common Shares within a reasonable time period acceptable to the Board or prior to acquiring any Common Shares (in each case, an “Unsuitable Person”). The ownership restrictions in the Articles are also subject to an exemption for applicable depositaries and clearing houses as well as underwriters (as defined in the Securities Act (Ontario)) in the course of a distribution of securities of the Company.

Notwithstanding the foregoing, the Compliance Provisions provide that any shareholder (or group of shareholders acting jointly or in concert) proposing to Own or Control five percent (5%) or more of the issued and outstanding shares of the Company (or such other number as is determined by the Board from time to time) will be required to provide not less than 30 days’ advance written notice to the Company by mail sent to the Company’s registered office to the attention of the Corporate Secretary and to obtain all necessary regulatory approvals. Upon any such shareholder(s) Owning or Controlling five percent (5%) or more of the issued and outstanding shares of the Company (or such other number as is determined by the Board from time to time), and having not received the requisite approval of any applicable regulatory authority to own the Common Shares the Compliance Provisions provide: (i) that such shareholder(s) may, in the discretion of the Board, be prohibited from exercising any voting rights and/or receiving any dividends from the Company, unless and until all requisite regulatory approvals are obtained; and (ii) the Company with a right, but not the obligation, at its option, upon notice to the Unsuitable Person, to: (A) redeem any or all Common Shares directly or indirectly held by an Unsuitable Person; and/or (B) forcibly transfer any or all Common Shares directly or indirectly held directly or indirectly by an Unsuitable Person to a third party. Such rights are required in order for the Company to comply with regulations in various jurisdictions where the Company or its subsidiaries may conduct business.

Upon receipt by the holder of a notice to redeem or to transfer any or all of its Common Shares the holder will be entitled to receive, as consideration therefor, no less than 95% of the lesser of: (i) the closing price of the Common Shares listed on the Neo Exchange, Inc. (the “Exchange”) (or the then principal exchange on which the Company’s securities are quoted for trading) on the trading day immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified date); and (ii) the five-day volume weighted average trading price (“VWAP”) of the Common Shares on the Exchange (or the then principal exchange on which the Company’s securities are quoted for trading) for the five trading days immediately prior to the closing of the redemption or transfer (or the average of the last bid and last asking prices if there was no trading on the specified dates).

Further, a holder of the Common Shares is be prohibited from acquiring five percent (5%) or more of the issued and outstanding shares of the Company, directly or indirectly, in one or more transactions, without providing 30 days’ advance written notice to the Company by mail sent to the Company’s registered office to the attention of the Corporate Secretary. The foregoing restriction do not apply to the ownership, acquisition or disposition of Common Shares as a result of: (i) transfer of Common Shares occurring by operation of law including, inter alia, the transfer of Common Shares to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters who hold Common Shares for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with the foregoing restriction, or (iii) conversion, exchange or exercise of securities issued by the Company or a subsidiary into or for Common Shares in accordance with their respective terms. If the Board reasonably believes that any such holder of the Common Shares may have failed to comply with the foregoing restrictions, the Company may apply to the Supreme Court of British Columbia, or any other court of competent jurisdiction, for an order directing that such shareholder disclose the number of Common Shares directly or indirectly held.

Notwithstanding the Compliance Provisions, the Company may not be able to exercise such rights in full or at all, including its redemption rights. Under the BCBCA, a corporation may not make any payment to redeem shares if there are reasonable grounds for believing that the company is unable to pay its liabilities as they become due in the ordinary course of its business or if making the payment of the redemption price or providing the consideration would cause the company to be unable to pay its liabilities as they become due in the ordinary course of its business. Furthermore, the Company may become subject to contractual restrictions on its ability to redeem its Common Shares by, for example, entering into a secured credit facility subject to such restrictions. In the event that restrictions prohibit the Company from exercising its redemption rights in part or in full, the Company will not be able to exercise its redemption rights absent a waiver of such restrictions, which the Company may not be able to obtain on acceptable terms or at all.

Advance Notice Requirements for Director Nominations

The Company has included certain advance notice provisions with respect to the election of its directors in the Articles (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of director nominations to the Board and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated by shareholders in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors. Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide the Company notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not fewer than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date (the “Notice Date”) of the annual meeting of shareholders is less than 50 days before the meeting date, not later than the close of business on the 15th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the Notice Date, provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described above, and the Notice Date in respect of the meeting is not fewer than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting.

Forum Selection Provision

The Articles include, among other provisions, a provision providing for a forum for adjudication of certain disputes, whereby unless the Company approves or consents in writing to the selection of an alternative forum, the courts of the Province of British Columbia and appellate courts therefrom shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director or officer of the Company to the Company, (iii) any action asserting a claim arising pursuant to any provision of the BCBCA or the Articles (as they may be amended from time to time), or (iv) any action asserting a claim otherwise related to the relationships among the Company, its affiliates and their respective shareholders, directors and/or officers, but does not include claims related to the business carried on by the Company or such affiliates. Any person or entity owning, purchasing or otherwise acquiring any interest, including without limitation any registered or beneficial ownership thereof, in the securities of the Company shall be deemed to have notice of and consented to the provisions of the Articles.

The Articles do not limit the ability of investors to bring direct actions outside of British Columbia, Canada, including those arising under the Securities Exchange Act if 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”). Section 27 of the Exchange Act creates exclusive federal jurisdiction over actions brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Neither investor nor the Company and may waive compliance with the U.S. federal securities laws and the rules and regulations thereunder, and it is therefore uncertain whether the exclusive forum provision of the Articles would be enforced by a court as to derivative claims brought under the Exchange Act or the Securities Act.

Warrants

General

As of December 31, 2021, there were 35,837,500 share purchase warrants (“Warrants”) issued and outstanding. Each Warrant became exercisable for one Common Share at an exercise price of $11.50 per Common Share on March 21, 2021.

Expiration Date

The Warrants will expire at 5:00 p.m. Eastern Time (ET) on January 15, 2026 or may expire earlier upon the Company’s winding-up or if the expiry date is accelerated.

Exercise and Acceleration of the Warrants

The Warrants are exercisable pursuant to the terms of the warrant agency agreement between the Company and Odyssey Trust Company, as warrant agent, dated July 16, 2019 (the “Warrant Agreement”). Tthe Company may accelerate the expiry date of the outstanding Warrants (excluding the warrants held by Subversive Capital Sponsor LLC (the “Sponsor”) but only to the extent still held by the Sponsor at the date of public announcement of such acceleration and not transferred prior to the accelerated expiry date, due to the anticipated knowledge by the Sponsor of material undisclosed information which could limit their dealings in such securities) by providing 30 days’ notice if, and only if, the closing price of the Common Shares equals or exceeds $18.00 per Common Share (as adjusted for stock splits or combinations, stock dividends, Extraordinary Dividends (as defined below), reorganizations and recapitalizations and the like) for any 20 trading days within a 30-trading day period. An “Extraordinary Dividend” means any dividend, together with all other dividends payable in the same calendar year by the Company, that has an aggregate absolute dollar value which is greater than $0.25 per Common Share, with the adjustment to the applicable price (as the context may require) being a reduction equal to the amount of the excess.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of acceleration of the expiry date. On and after the acceleration of the expiry date, a record holder of a Warrant will have no further rights.

Adjustments to Exercise Price

The exercise price and number of shares issuable on exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, Extraordinary Dividend, or our recapitalization, reorganization, merger or consolidation. The Warrants will not, however, be adjusted for issuances of shares at a price below their exercise price.

No Fractional Shares

Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, it will, upon exercise, be rounded down to the nearest whole number of shares to be issued to the Warrant holder.

Applicability of U.S. Securities Laws to Exercise of Warrants

The exercise of the Warrants by any holder in the United States, or that is a U.S. person, may only be effected in compliance with an exemption from the registration requirements of the Securities Act and applicable State “blue sky” securities laws.

No Voting Rights

Warrant holders do not have the rights or privileges of holders of shares and any voting rights until they exercise their Warrants and receive corresponding Common Shares. After the issuance of corresponding Common Shares upon exercise of the Warrants, each holder will be entitled to one vote for each Common Share held of record on all matters to be voted on by shareholders. The warrant agent shall, on receipt of a written request of the Company or holders of not less than 25% of the aggregate number of Warrants then outstanding, convene a meeting of holders of Warrants upon at least 21 calendar days’ written notice to holders of Warrants. Every such meeting shall be held in Toronto, Ontario or at such other place as may be approved or determined by the warrant agent. A quorum at meetings of holders of Warrants shall be two persons present in person or represented by proxy holding or representing more than 20% of the aggregate number of Warrants then outstanding.

Amendments to Warrant Agreement

From time to time, the Company and the warrant agent, without the consent of the holders of Warrants, may amend or supplement the Warrant Agreement for certain purposes including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Warrants. Any amendment or supplement to the Warrant Agreement that adversely affects the interests of the holders of Warrants may only be made by an “extraordinary resolution”, which is defined in the Warrant Agreement as a resolution either (i) passed at a meeting of the holders of Warrants by the affirmative vote of holders of Warrants representing not less than two-thirds of the aggregate number of the then outstanding Warrants represented at the meeting and voted on such resolution, or (ii) adopted by an instrument in writing signed by the holders of Warrants representing not less than two-thirds of the aggregate number of the then outstanding Warrants.